Preferred Apartment Communities, Inc. Announces Quarterly Dividend
Atlanta, GA, May 5, 2011

Preferred Apartment Communities, Inc. ("PAC"), a Maryland corporation, today announced that its Board of Directors has declared a quarterly dividend on its common stock of $0.125 per share for the second quarter of 2011.  The dividend is payable on July 15, 2011 to all common stockholders of record as of June 30, 2011.

About Preferred Apartment Communities, Inc.

Preferred Apartment Communities, Inc. is a Maryland corporation formed to acquire multifamily properties in select targeted markets throughout the United States.  As a secondary strategy, we may acquire senior mortgage loans, subordinate loans or mezzanine debt secured by interests in multifamily properties, membership or partnership interests in multifamily properties and other multifamily related assets.  PAC intends to elect and qualify as a real estate investment trust for U.S. federal income tax purposes, commencing with our tax year ending December 31, 2011.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. As a general matter, forward-looking statements reflect our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. These statements may be identified by the use of forward-looking terminology such as "may", "will", "expects", "plans", "estimates", "anticipates", "projects", "intends", "believes", "outlook" and similar expressions.

The forward-looking statements contained in this press release are based upon our historical performance, current plans, estimates, expectations and other factors we believe are appropriate under the circumstances. The inclusion of this forward-looking information is inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements. Statements regarding the following subjects, among others, may be forward-looking:  Our business and investment strategy; our projected operating results; availability of qualified personnel; local and national market conditions and trends in our industry; demand for and lease-up of apartment homes, supply of competitive housing products, and other economic conditions; availability of debt and/or equity financing and availability on favorable terms; changes in our asset values; our ability to maintain our qualification as a REIT for U.S. federal income tax purposes; estimates relating to our ability to make distributions to our stockholders in the future; and economic trends and economic recoveries.

Additional discussions of risks and uncertainties appear in our filings with the Securities and Exchange Commission, including our final prospectus filed with the Securities and Exchange Commission, under the heading "Risk Factors".  All information in this release is as of May 5, 2011. PAC does not undertake a duty to update forward-looking statements, including its projected operating results.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  PAC may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community.

SOURCE: Preferred Apartment Communities, Inc.

Preferred Apartment Communities, Inc.
Leonard A. Silverstein  770-818-4147
Executive Vice President
Email: lsilverstein@pacapts.com